Exhibit 8.2

LUSE GORMAN, PC
ATTORNEYS AT LAW
5335 WISCONSIN AVENUE, N.W., SUITE 780
WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000
FACSIMILE (202) 362-2902
www.luselaw.com

October 24, 2024

Board of Directors
Evans Bancorp, Inc.
6460 Main Street
Williamsville, New York 14221

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are special counsel to Evans Bancorp, Inc., a New York corporation (“Evans”), in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 9, 2024, by and among NBT Bancorp Inc., a Delaware corporation (“NBT”), NBT Bank, National Association, a national banking association and wholly-owned subsidiary of NBT (“NBT Bank”), Evans and Evans Bank, National Association, a national banking association and wholly-owned subsidiary of Evans, pursuant to which Evans will merge with and into NBT, with NBT as the surviving entity (the “Merger”).  At your request, and in connection with the preparation and filing of the related Registration Statement on Form S-4 (the “Registration Statement”), which includes the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), filed by NBT with the U.S. Securities and Exchange Commission on October 24, 2024, we are rendering our opinion concerning certain U.S. federal income tax consequences of the Merger.  For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement.

In connection with this opinion, we have reviewed:  (i) the Merger Agreement; (ii) the Registration Statement; (iii) the Proxy Statement/Prospectus, and (iv) the certificates of officers of Evans and NBT as to certain factual matters, dated the date hereof (the “Certificates”), and have assumed that such statements and representations will be complete and accurate as of the Effective Time.

We have relied, with the consent of Evans and NBT, upon the accuracy and completeness of the Certificates (which Certificates we have neither investigated nor verified).  We have assumed that the Certificates will be re-executed in substantially the same form by appropriate respective officers of Evans and NBT as of the Closing Date.  For purposes of rendering this opinion, we have assumed that all relevant statements in the Merger Agreement, Registration Statement, Proxy Statement/Prospectus and written representations of the parties, including those made “to the best knowledge of” or similarly qualified, are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time.  We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the relevant covenants contained in the Merger Agreement.  Our opinion may not be relied upon and may be invalid if any assumption described above is untrue for any reason.

Evans Bancorp, Inc. October 24, 2024 Page 2
In rendering this opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, interpretive rulings of the Internal Revenue Service (the “IRS”), pertinent judicial authorities and such other authorities as we have considered relevant as of the date hereof (hereinafter, collectively referred to as “Current Law”).

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the Proxy Statement/Prospectus under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” we are of the opinion that under Current Law, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and we hereby confirm that the discussion contained in the Proxy Statement/Prospectus under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” subject to the limitations, qualifications, and assumptions described therein, constitutes our opinion of the material federal income tax consequences of the Merger.

This opinion is based on Current Law and it represents our best judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the IRS or a court of competent jurisdiction concerning the opinion expressed herein.  It is possible that Congress could enact new law, or that the U.S. Department of the Treasury or the IRS could issue new regulations or guidance, after the date hereof that would be inconsistent with the opinion expressed herein.  It is possible that courts of competent jurisdiction could issue decisions after the date hereof that would be inconsistent with the opinion expressed herein.  Any changes in law could have retroactive effect.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the headings “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Proxy Statement/Prospectus.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Luse Gorman, PC
Luse Gorman, PC